EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 3, 2018, relating to the consolidated financial statements and the related financial statement schedule of Automatic Data Processing, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
November 6, 2018